PRESS RELEASE

Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway N., Suite 200
Houston, Texas 77040
ir@allegiancebank.com
ALLEGIANCE BANCSHARES, INC. REPORTS
FIRST QUARTER 2017 RESULTS

•	Record core loan growth of 17.8% year over year and 5.4% for the first quarter 2017 compared to the linked quarter

•	Net interest income increased 14.4% year over year and 3.0% for the first quarter 2017 compared to the linked quarter

•	Net interest margin on a tax equivalent basis increased six basis points to 4.38% for the first quarter 2017 compared to 4.32% for the linked quarter

HOUSTON, April 25, 2017. Allegiance Bancshares, Inc. (NASDAQ: ABTX) ("Allegiance"), the holding company of Allegiance Bank (the "Bank"), today reported net income of $6.0 million in the first quarter 2017 compared to $6.4 million in the first quarter 2016 and diluted earnings per share for the first quarter 2017 of $0.45 compared to $0.49 in the first quarter 2016. The first quarter 2016 included a $1.3 million after tax gain on the sale of two Central Texas branch locations that were sold in order to focus on the Houston MSA. Excluding the gain on the sale of these branches during the first quarter 2016, net income for the first quarter 2017 increased 20.4% and diluted earnings per share for the first quarter 2017 increased 15.4% compared to the same period in 2016. Net income for the first quarter 2017 increased 4.8% compared to the fourth quarter 2016 and diluted earnings per share for the first quarter 2017 increased 2.3% compared to $0.44 for the fourth quarter 2016.

"We are excited to report another solid quarter driven by a record level of core loan growth that grew at an annualized rate of over 21% in the first quarter. Our continued focus is on leveraging the recruiting successes that we have experienced over the past several quarters. Our success is due in large part to our bankers and to their existing and new customer relationships within the Houston MSA. In addition to adding high quality lenders, we have recruited experienced operations specialists and retained consultants to help us enhance our policies, procedures and infrastructure to position the Bank for continued growth," commented George Martinez, Allegiance's Chairman and Chief Executive Officer.

"Credit quality remains a core foundational strength with key metrics remaining favorable. We continue to monitor current events and economic trends that could impact our market and clients. We are fortunate to be located in Houston where customers are continuing to make investments in the increasingly diversified local economy," concluded Martinez.

First Quarter 2017 Results

First quarter 2017 annualized returns on average assets, average equity and average tangible equity were 0.96%, 8.61% and 10.15%, respectively, compared to 1.19%, 9.70% and 11.67%, respectively, for the first quarter 2016. Excluding the gain on the sale of two Central Texas branch locations that occurred during the first quarter 2016, the annualized returns on average assets, average equity and average tangible equity for the first quarter 2016 would have been 0.94%, 7.67% and 9.22%, respectively. Annualized returns on average assets, average equity and average tangible equity for the fourth quarter 2016 were 0.93%, 8.25% and 9.79%, respectively.

Net interest income before provision for loan losses for the first quarter 2017 increased $3.0 million, or 14.4%, to $24.1 million from $21.1 million for the first quarter 2016 primarily due to organic loan growth and an increase in our securities portfolio. Net interest income before provision for loan losses for the first quarter 2017 increased $706 thousand, or 3.0%, from $23.4 million for the fourth quarter 2016. The net interest margin on a tax equivalent basis decreased 7 basis points to 4.38% for the first quarter 2017 from 4.45% for the first quarter 2016, and increased 6 basis points from 4.32% for the fourth quarter 2016.

Noninterest income for the first quarter 2017 was $1.3 million, a decrease of $2.0 million, or 59.4%, compared to $3.3 million for the first quarter 2016 and a decrease of $137 thousand, or 9.3%, compared to $1.5 million for the fourth quarter 2016. The first quarter 2016 included a pre-tax gain of $2.1 million on the sale of the two Central Texas branch locations and the fourth quarter 2016 included a gain on the sale of other real estate of $206 thousand.

Noninterest expense for the first quarter 2017 increased $2.3 million, or 16.1%, to $16.5 million from $14.3 million for the first quarter 2016, and increased $362 thousand, or 2.2%, from $16.2 million for the fourth quarter 2016. The increase in noninterest expense over the first quarter 2016 was primarily due to increases in salaries and benefits and professional fees related to supporting growth initiatives.

In the first quarter 2017, Allegiance’s efficiency ratio increased to 64.98% from 63.80% for the first quarter 2016 and decreased from 65.09% for the fourth quarter 2016.

Financial Condition

Total loans at March 31, 2017 increased $269.0 million, or 15.7%, to $1.99 billion compared to $1.72 billion at March 31, 2016 and increased $94.8 million, or 5.0%, compared to $1.89 billion at December 31, 2016. These increases were due to strong organic loan growth within the Bank’s loan portfolio. Core loans, which exclude the mortgage warehouse portfolio, increased $291 million, or 17.8%, to $1.92 billion at March 31, 2017 from $1.63 billion at March 31, 2016 and increased $97.7 million, or 5.4%, from $1.82 billion at December 31, 2016.

Deposits at March 31, 2017 increased $169.9 million, or 9.2%, to $2.01 billion compared to $1.84 billion at March 31, 2016 and increased $142.4 million, or 7.6%, compared to $1.87 billion at December 31, 2016.

Asset Quality

Nonperforming assets totaled $19.9 million, or 0.77% of total assets, at March 31, 2017, compared to $8.5 million, or 0.38% of total assets, at March 31, 2016, and $18.5 million, or 0.75% of total assets, at December 31, 2016. The allowance for loan losses was 0.94% of total loans at March 31, 2017, 0.80% of total loans at March 31, 2016 and 0.95% of total loans at December 31, 2016.

The provision for loan losses for the first quarter 2017 was $1.3 million, or 0.28% (annualized) of average loans, compared to $710 thousand, or 0.17% (annualized) of average loans, for the first quarter 2016, and $900 thousand, or 0.19% (annualized) of average loans, for the fourth quarter 2016. First quarter 2017 net charge-offs were $567 thousand, or 0.12% (annualized) of average loans, compared to net charge-offs of $51 thousand, or 0.01% (annualized) of average loans, for the first quarter 2016, and $174 thousand, or 0.04% (annualized) of average loans, for the fourth quarter 2016.

GAAP Reconciliation of Non-GAAP Financial Measures

Allegiance’s management uses certain non-GAAP financial measures to evaluate its performance. Please refer to the GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures on page 9 of this earnings release for a reconciliation of these non-GAAP financial measures.

Conference Call

As previously announced, Allegiance’s management team will host a conference call on Tuesday, April 25, 2017 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss its first quarter 2017 results. Individuals and investment professionals may participate in the call by dialing (877) 279-2520. The conference ID number is 1503877. Alternatively, a simultaneous audio-only webcast may be accessed via the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Upcoming Events.

Allegiance Bancshares, Inc.

Allegiance Bancshares, Inc. is a $2.59 billion asset Houston, Texas-based bank holding company. Through its wholly owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to Houston metropolitan area-based small to medium-sized businesses and individual customers. Allegiance’s unique super-community banking strategy was designed to foster strong customer relationships while benefiting from a platform and scale that is competitive with larger local and regional banks. Allegiance Bank operates 16 full-service banking locations and one loan production office in the Houston metropolitan area. Visit www.allegiancebank.com for more information.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This release may contain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, present expectations, estimates and projections about Allegiance and its subsidiaries. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Forward-looking statements include information concerning Allegiance’s future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Allegiance’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Allegiance can: continue to develop and maintain new and existing customer and community relationships; successfully implement its growth strategy, including identifying suitable acquisition targets and integrating the businesses of acquired companies and banks; continue to sustain its current internal growth rate; provide quality and competitive products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its performance objectives. These and various other risk factors are discussed in Allegiance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in other reports and statements Allegiance has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from the Investor Relations section of Allegiance’s website at www.allegiancebank.com, under Investor Relations, Financial Information, SEC Filings. Any forward-looking statement made by Allegiance in this release speaks only as of the date on which it is made. Factors or events that could cause Allegiance’s actual results to differ may emerge from time to time, and it is not possible for Allegiance to predict all of them. Allegiance undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	2017	2016
	March 31	December 31	September 30	June 30	March 31
	(Dollars in thousands)

Cash and cash equivalents	$184,146	$142,098	$225,082	$210,863	$183,290
Available for sale securities	317,219	316,455	310,033	303,463	215,401

Total loans	1,986,438	1,891,635	1,830,722	1,753,683	1,717,448
Allowance for loan losses	(18,687)	(17,911)	(17,185)	(14,917)	(13,757)
Loans, net	1,967,751	1,873,724	1,813,537	1,738,766	1,703,691

Goodwill	39,389	39,389	39,389	39,389	39,389
Core deposit intangibles, net	3,860	4,055	4,250	4,446	4,641
Premises and equipment, net	18,138	18,340	17,811	17,821	18,121
Other real estate owned	365	1,503	1,138	1,397	1,397
Bank owned life insurance	21,985	21,837	21,684	21,530	21,377
Other assets	39,477	33,547	28,978	29,906	23,400
Total assets	$2,592,330	$2,450,948	$2,461,902	$2,367,581	$2,210,707

Noninterest-bearing deposits	$615,225	$593,751	$604,278	$630,689	$684,245
Interest-bearing deposits	1,397,344	1,276,432	1,296,601	1,212,650	1,158,409
Total deposits	2,012,569	1,870,183	1,900,879	1,843,339	1,842,654

Short-term borrowings	75,000	85,000	61,000	30,000	85,000
Other borrowed funds	200,569	200,569	200,569	200,569	569
Subordinated debentures	9,222	9,196	9,169	9,142	9,115
Other liabilities	5,840	6,183	9,190	8,280	7,076
Total liabilities	2,303,200	2,171,131	2,180,807	2,091,330	1,944,414

Common stock	13,080	12,958	12,905	12,869	12,845
Capital surplus	215,015	212,649	211,349	210,512	209,883
Retained earnings	63,309	57,262	51,491	46,020	40,766
Accumulated other comprehensive (loss) income	(2,274)	(3,052)	5,350	6,850	2,799
Shareholders' equity	289,130	279,817	281,095	276,251	266,293
Total liabilities and equity	$2,592,330	$2,450,948	$2,461,902	$2,367,581	$2,210,707

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended
	2017	2016
	March 31	December 31	September 30	June 30	March 31
	(Dollars in thousands, except per share data)
INTEREST INCOME:
Loans, including fees	$25,260	$24,232	$24,057	$22,839	$22,228
Securities
Taxable	498	478	607	452	270
Tax-exempt	1,624	1,642	1,505	1,086	811
Deposits in other financial institutions	130	129	150	150	142
Total interest income	27,512	26,481	26,319	24,527	23,451

INTEREST EXPENSE:
Demand, money market and savings deposits	654	673	651	569	544
Certificates and other time deposits	1,957	1,947	1,872	1,665	1,560
Short-term borrowings	324	90	63	106	139
Subordinated debt	120	128	123	120	117
Other borrowed funds	329	221	201	118	7
Total interest expense	3,384	3,059	2,910	2,578	2,367
NET INTEREST INCOME	24,128	23,422	23,409	21,949	21,084
Provision for loan losses	1,343	900	2,214	1,645	710
Net interest income after provision for loan losses	22,785	22,522	21,195	20,304	20,374

NONINTEREST INCOME:
Nonsufficient funds fees	199	178	175	145	163
Service charges on deposit accounts	195	177	182	173	145
Gain on sale of branch assets	—	—	—	—	2,050
Gain on sale of securities	—	30	—	—	—
Gain on sales of other real estate	—	206	60	—	—
Bank owned life insurance	148	153	154	153	166
Other	799	734	703	741	780
Total noninterest income	1,341	1,478	1,274	1,212	3,304

NONINTEREST EXPENSE:
Salaries and employee benefits	10,562	10,627	9,781	9,177	9,273
Net occupancy and equipment	1,427	1,238	1,260	1,214	1,232
Depreciation	400	391	404	415	417
Data processing and software amortization	695	703	655	622	653
Professional fees	895	857	442	401	534
Regulatory assessments and FDIC insurance	589	485	396	355	345
Core deposit intangibles amortization	195	195	196	195	199
Communications	247	237	264	274	280
Advertising	263	319	228	197	201
Other	1,276	1,135	1,269	1,073	1,119
Total noninterest expense	16,549	16,187	14,895	13,923	14,253
INCOME BEFORE INCOME TAXES	7,577	7,813	7,574	7,593	9,425
Provision for income taxes	1,530	2,042	2,103	2,339	3,070
NET INCOME	$6,047	$5,771	$5,471	$5,254	$6,355

EARNINGS PER SHARE
Basic	$0.46	$0.45	$0.42	$0.41	$0.49
Diluted	$0.45	$0.44	$0.42	$0.40	$0.49

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended
	2017	2016
	March 31	December 31	September 30	June 30	March 31
	(Dollars and share amounts in thousands, except per share data)

Net income	$6,047	$5,771	$5,471	$5,254	$6,355

Earnings per share, basic	$0.46	$0.45	$0.42	$0.41	$0.49
Earnings per share, diluted	$0.45	$0.44	$0.42	$0.40	$0.49

Return on average assets(A)	0.96%	0.93%	0.90%	0.91%	1.19%
Return on average equity(A)	8.61%	8.25%	7.77%	7.79%	9.70%
Return on average tangible equity(A)(B)	10.15%	9.79%	9.21%	9.30%	11.67%
Tax equivalent net interest margin(C)	4.38%	4.32%	4.39%	4.32%	4.45%
Efficiency ratio(D)	64.98%	65.09%	60.34%	60.11%	63.80%

Liquidity and Capital Ratios
Equity to assets	11.15%	11.42%	11.42%	11.67%	12.05%
Common equity Tier 1 capital	11.10%	11.44%	11.40%	11.50%	11.57%
Tier 1 risk-based capital	11.51%	11.87%	11.84%	11.97%	12.04%
Total risk-based capital	12.35%	12.72%	12.68%	12.72%	12.76%
Tier 1 leverage capital	10.28%	10.35%	10.25%	10.43%	10.92%
Tangible equity to tangible assets(B)	9.65%	9.82%	9.82%	10.00%	10.26%

Other Data
Weighted average shares:
Basic	13,021	12,913	12,882	12,857	12,840
Diluted	13,377	13,180	13,108	13,039	12,967
Period end shares outstanding	13,080	12,958	12,905	12,869	12,845
Book value per share	$22.10	$21.59	$21.78	$21.47	$20.73
Tangible book value per share(B)	$18.80	$18.24	$18.40	$18.06	$17.30

(A)	Interim periods annualized.

(B)	Refer to the calculation of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures on page 9 of this Earnings Release.

(C)	Net interest margin represents net interest income divided by average interest-earning assets.

(D)
Represents noninterest expense divided by the sum of net interest income plus noninterest income, excluding net gains and losses on the sale of branch assets, loans and securities. Additionally, taxes and provision for loan losses are not part of this calculation.

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average Balance	Interest Earned/ Interest Paid	Average Yield/Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$1,928,333	$25,260	5.31%	$1,847,122	$24,232	5.22%	$1,663,711	$22,228	5.37%
Securities	325,911	2,122	2.64%	314,387	2,120	2.68%	186,460	1,081	2.33%
Deposits in other financial institutions	53,338	130	0.99%	68,974	129	0.74%	91,824	142	0.62%
Total interest-earning assets	2,307,582	$27,512	4.84%	2,230,483	$26,481	4.72%	1,941,995	$23,451	4.86%
Allowance for loan losses	(18,200)			(17,579)			(13,487)
Noninterest-earning assets	259,315			247,465			226,946
Total assets	$2,548,697			$2,460,369			$2,155,454

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$130,909	$100	0.31%	$107,180	$84	0.31%	$95,506	$67	0.28%
Money market and savings deposits	486,779	554	0.46%	507,362	589	0.46%	433,139	477	0.44%
Certificates and other time deposits	685,169	1,957	1.16%	681,425	1,947	1.14%	614,216	1,560	1.02%
Short-term borrowings	145,278	324	0.91%	57,478	90	0.63%	126,374	139	0.44%
Subordinated debt	9,205	120	5.28%	9,178	128	5.55%	9,098	117	5.19%
Other borrowed funds	200,570	329	0.66%	200,570	221	0.44%	569	7	5.23%
Total interest-bearing liabilities	1,657,910	$3,384	0.83%	1,563,193	$3,059	0.78%	1,278,902	$2,367	0.74%

Noninterest-Bearing liabilities:
Noninterest-bearing demand deposits	600,006			610,310			605,969
Other liabilities	5,892			8,743			7,186
Total liabilities	2,263,808			2,182,246			1,892,057
Shareholders' equity	284,889			278,123			263,397
Total liabilities and shareholders' equity	$2,548,697			$2,460,369			$2,155,454

Net interest rate spread			4.01%			3.94%			4.12%

Net interest income and margin		$24,128	4.24%		$23,422	4.18%		$21,084	4.37%

Net interest income and margin (tax equivalent)		$24,907	4.38%		$24,219	4.32%		$21,483	4.45%

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	As of and For the Three Months Ended
	2017	2016
	March 31	December 31	September 30	June 30	March 31
	(Dollars in thousands)
Period-end Loan Portfolio:
Commercial and industrial	$425,154	$416,752	$402,273	$382,795	$372,056
Mortgage warehouse	64,132	67,038	76,043	75,554	86,157
Real Estate:
Commercial real estate (including multi-family residential)	961,212	891,989	848,939	806,771	770,252
Commercial real estate construction and land development	175,264	159,247	167,936	161,572	167,810
1-4 family residential (including home equity)	250,881	246,987	228,651	214,442	209,704
Residential construction	99,648	98,657	93,923	101,677	100,611
Consumer and other	10,147	10,965	12,957	10,872	10,858
Total loans	$1,986,438	$1,891,635	$1,830,722	$1,753,683	$1,717,448

Asset Quality:
Nonaccrual loans	$19,315	$15,788	$15,882	$7,124	$6,979
Accruing loans 90 or more days past due	—	911	—	—	—
Total nonperforming loans	19,315	16,699	15,882	7,124	6,979
Other real estate	365	1,503	1,138	1,397	1,397
Other repossessed assets	260	286	30	128	131
Total nonperforming assets	$19,940	$18,488	$17,050	$8,649	$8,507

Net charge-offs (recoveries)	$567	$174	$(54)	$485	$51

Nonaccrual loans:
Commercial and industrial	$8,933	$3,896	$4,983	$2,723	$2,700
Mortgage warehouse	—	—	—	—	—
Real Estate:
Commercial real estate (including multi-family residential)	9,726	11,663	10,495	4,141	3,293
Commercial real estate construction and land development	70	—	—	—	—
1-4 family residential (including home equity)	574	217	11	227	934
Residential construction	—	—	—	—	—
Consumer and other	12	12	393	33	52
Total nonaccrual loans	$19,315	$15,788	$15,882	$7,124	$6,979

Asset Quality Ratios:
Nonperforming assets to total assets	0.77%	0.75%	0.69%	0.37%	0.38%
Nonperforming loans to total loans	0.97%	0.88%	0.87%	0.41%	0.41%
Allowance for loan losses to nonperforming loans	96.75%	107.26%	108.20%	209.39%	197.12%
Allowance for loan losses to total loans	0.94%	0.95%	0.94%	0.85%	0.80%
Net charge-offs (recoveries) to average loans (annualized)	0.12%	0.04%	(0.01)%	0.11%	0.01%

Allegiance Bancshares, Inc.
GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures
(Unaudited)

Allegiance’s management uses certain non−GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Allegiance believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance. Allegiance excluded the one time sale of two Central Texas branch locations during the first quarter 2016 as noted within the narrative, as Allegiance believes this transaction was not indicative of its recurring operating results. Allegiance believes that management and investors benefit from referring to these non-GAAP financial measures in assessing Allegiance’s performance and when planning, forecasting, analyzing and comparing past, present and future periods. Specifically, Allegiance reviews tangible book value per common share, return on average tangible common equity and the ratio of tangible common equity to tangible assets for internal planning and forecasting purposes. Allegiance has included in this Earnings Release information relating to these non-GAAP financial measures for the applicable periods presented. These non-GAAP measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Allegiance calculates the non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

	Three Months Ended
	2017	2016
	March 31	December 31	September 30	June 30	March 31
	(Dollars and share amounts in thousands, except per share data)

Total shareholders' equity	$289,130	$279,817	$281,095	$276,251	$266,293
Less: Goodwill and core deposit intangibles, net	43,249	43,444	43,639	43,835	44,030
Tangible shareholders’ equity	$245,881	$236,373	$237,456	$232,416	$222,263

Shares outstanding at end of period	13,080	12,958	12,905	12,869	12,845

Tangible book value per share	$18.80	$18.24	$18.40	$18.06	$17.30

Net income attributable to shareholders	$6,047	$5,771	$5,471	$5,254	$6,355

Average shareholders' equity	$284,889	$278,123	$280,065	$271,128	$263,397
Less: Average goodwill and core deposit intangibles, net	43,345	43,539	43,735	43,930	44,319
Average tangible shareholders’ equity	$241,544	$234,584	$236,330	$227,198	$219,078

Return on average tangible equity	10.15%	9.79%	9.21%	9.30%	11.67%

Total assets	$2,592,330	$2,450,948	$2,461,902	$2,367,581	$2,210,707
Less: Goodwill and core deposit intangibles, net	43,249	43,444	43,639	43,835	44,030
Tangible assets	$2,549,081	$2,407,504	$2,418,263	$2,323,746	$2,166,677

Tangible equity to tangible assets	9.65%	9.82%	9.82%	10.00%	10.26%